Exhibit 99.1

Media Contact:

Heidi Pearce

heidi.pearce@crackerbarrel.com

(615) 235-4315

Investor Contact:

Jessica Hazel

jessica.hazel@crackerbarrel.com

(615) 235-4367

Cracker Barrel Old Country Store® Elects Carl Berquist to Board of Directors

LEBANON, Tenn. (Jan. 14, 2019) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Carl Berquist has been elected to the company’s Board of Directors, effective immediately. Mr. Berquist is the former Executive Vice President and Chief Financial Officer of Marriott International, Inc., a position from which he retired in December 2015.

Mr. Berquist brings extensive hospitality experience and financial expertise to Cracker Barrel. Prior to serving for nearly seven years as the CFO of Marriott, he was Marriott’s Executive Vice President, Financial Information and Enterprise Risk Management. He joined Marriott in 2002 after a 28 year career with Arthur Andersen & Co., for which he served in a variety of leadership roles, including the firm’s Global Real Estate and Hospitality Industry Head.

“We’re delighted to have Carl join our Board and consider it a testament to the strength of our company and leadership that we were able to attract someone of Carl’s caliber to Cracker Barrel,” said Cracker Barrel Chairman of the Board James W. Bradford. “Carl’s deep financial acumen and his experience as the CFO of one of the world’s most respected hospitality companies will benefit Cracker Barrel, our Board and our management team.”

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests quality homestyle food and unique shopping – all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 657 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Holler and Dash® restaurants. For more information about the company, visit crackerbarrel.com.

CBRL-F

###